Exhibit 99.1

       Station Casinos Announces Record Second Quarter Results,
           Additional Expansion Plans and Increases Dividend

    LAS VEGAS--(BUSINESS WIRE)--July 28, 2005--Station Casinos, Inc. (NYSE: STN; "Station" or the "Company") today announced the results of its operations for the second quarter ended June 30, 2005.

    Highlights include:

    -- Same-store revenues from its Las Vegas operations increased 16% over the prior year's second quarter, marking the sixth consecutive quarter of double-digit same-store revenue growth on a year-over-year basis. Excluding Green Valley Ranch, revenues from its Major Las Vegas Operations increased 13% over the prior year's second quarter.

    -- Record second quarter EBITDA (1) of $118.3 million, an increase of 27% over the prior year's second quarter.

    -- Same-store EBITDA from its Las Vegas operations increased 29% over the prior year's second quarter. Excluding Green Valley Ranch, EBITDA from its Major Las Vegas Operations increased 30% over the prior year's second quarter.

    -- Adjusted for non-recurring items and development expense, diluted earnings per share ("EPS") of $0.65 compared to $0.52 in the prior year's second quarter, an increase of 25%.

    -- Same-store EBITDA margins for its Las Vegas operations increased to 41.5% from 37.3% in the prior year's second quarter.

    -- The introduction of the next generation of the Company's popular Jumbo Jackpot promotion.

    -- The announcement of the Phase III master-planned expansion at Green Valley Ranch.

    -- The announcement of a joint venture to develop up to 600 high-end residential units at Red Rock Resort.

    -- Increasing its quarterly cash dividend by 19%, with the next quarterly dividend of $0.25 per share payable on September 2, 2005.

    Results of Operations

    The Company's net revenues for the second quarter ended June 30, 2005 were approximately $274.0 million, an increase of 14% compared to the prior year's second quarter. The Company reported EBITDA for the quarter of $118.3 million, an increase of 27% compared to the prior year's second quarter. For the second quarter, Adjusted Earnings (2) applicable to common stock were $45.4 million, or $0.65 per share, an increase of 25% over the prior year's $0.52 per share on a comparable basis. This marks the fourteenth consecutive quarter of year-over-year growth of Adjusted EBITDA, EBITDA margin and EPS.
    During the second quarter, the Company incurred preopening costs related to projects under development of $1.2 million, $4.1 million in costs to terminate certain leases at Green Valley Ranch and on property owned by the Company adjacent to the Wild Wild West site and $2.1 million in costs to develop new gaming opportunities, primarily related to Native American gaming. Including these items, the Company reported net income of $40.6 million and diluted earnings applicable to common stock of $0.58 per share.
    The Company's earnings from its Green Valley Ranch joint venture for the second quarter were $10.7 million, excluding the lease termination costs, which represents a combination of the Company's management fee plus 50% of Green Valley Ranch's operating income. For the quarter, Green Valley Ranch generated EBITDA before management fees of $24.5 million, a 23% increase compared to the prior year's second quarter. These numbers include a full quarter of results from the $125 million expansion of that property, which opened in December 2004 and included approximately 300 new hotel rooms and 25,000 square feet of additional meeting and convention space. "We are pleased that the revenues in the seasonally-weaker second quarter were essentially the same as the first quarter. While certain one-time expenses such as advertising and preopening costs impacted operating cash flow and margins in the quarter, we see significant upside opportunity going forward," said Lorenzo J. Fertitta, vice chairman and president.

    Las Vegas Market Results

    Same-store (Major Las Vegas Operations and Green Valley Ranch) net revenues for the quarter increased to $296.0 million, a 16% increase compared to the prior year's quarter, while EBITDA from those operations increased 29% to $122.7 million. "The Las Vegas local's market continues to thrive. Our local economy remains vibrant with strong population growth, new job creation and extensive commercial and residential construction, all of which contributed to another quarter of double-digit same-store revenue growth," said Fertitta.
    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    Phase III Master-Planned Expansion of Green Valley Ranch

    In addition to the previously announced expansions of Red Rock Resort, Santa Fe Station and Fiesta Henderson, the Company today announced the Phase III expansion of Green Valley Ranch. "With the success of Green Valley Ranch and the growing population in Henderson, we have decided to commence the Phase III master-planned expansion of that property. We believe that these four master-planned expansions, all of which are scheduled to open during 2006, along with our local and Native American development opportunities, will provide us with a strong growth pipeline for years to come," said Fertitta.
    The Phase III master-planned expansion of Green Valley Ranch will include a 1,500-space parking garage, additional slot machines, a new race and sports book, a new poker room, a 500-seat entertainment lounge, 14,000 square feet of additional convention space and two new restaurants. Construction of this project is expected to begin in fall 2005 and will open in phases from the fourth quarter of 2006 through early 2007. The estimated cost of this project is $110 million.

    Joint Venture to Develop Residential Project at Red Rock Resort

    The Company also announced today that it has entered into a joint venture with Cloobeck Molasky Partners I, LLC ("Cloobeck Molasky") to develop a high-end residential project on approximately 8 acres located adjacent to the hotel and resort-pool area at Red Rock Resort. It is anticipated that the residential project will contain up to 600 luxury units. The principals of Cloobeck Molasky have developed, among other projects, the Polo Towers time share resort in Las Vegas as well as high-rise condominium projects in San Diego, Long Beach and Oakland, California. The Molasky family has been involved in the development of Las Vegas for over 30 years.
    Pursuant to the terms of the operating agreement, the Company will own 80% of the joint venture and Cloobeck Molasky will own 20%. Subject to obtaining local approvals, sales of the residential towers are expected to begin in spring 2006. "This partnership, with two of the most experienced and successful developers in Las Vegas, represents another example of how we can maximize the value of our land holdings and lower our overall investment in a project," stated Fertitta.

    Balance Sheet Items and Capital Expenditures

    Long-term debt was $1.48 billion as of June 30, 2005. Total capital expenditures totaled $151.0 million for the second quarter. Expansion and project capital expenditures included $102.0 million for Red Rock Resort, $7.9 million for the Phase II master-planned expansion of Santa Fe Station and $5.7 million for the purchase of land adjacent to the Wild Wild West site. In addition, as a result of the Company further refining the design of Red Rock Resort and due to additional increases in construction costs on this design-build project, the projected aggregate cost for Phases I and II of Red Rock Resort has been increased to $925 million. As of June 30, 2005, the Company's debt to cash flow ratio as defined in its bank credit facility was 3.5 to 1.

    Dividend

    The Company's Board of Directors declared a quarterly cash dividend of $0.25 per share, which represents a 19% increase over the prior quarterly cash dividend. The dividend is payable on September 2, 2005 to shareholders of record on August 12, 2005. "Our strong operational performance and significant free cash flows has allowed us to provide significant cash returns to our shareholders while continuing to grow the business through new unit development and master-planned expansions. This marks the third time since we instituted a dividend in 2003 that we have increased the amount returned to shareholders as a result of the strength of our operations," said Glenn C. Christenson, executive vice president and chief financial officer.

    Fiscal 2005 and 2006 Guidance

    For the third quarter of 2005, the Company expects EBITDA of approximately $104 million to $110 million and EPS of $0.51 to $0.56, excluding development expense and other non-recurring items. This guidance assumes approximately $2 million of construction disruption related to the Santa Fe Station and Fiesta Henderson master-planned expansions. This guidance assumes revenue growth in the Major Las Vegas Operations (excluding Green Valley Ranch) for the third quarter of 8% to 11% over the prior year's quarter, an effective tax rate of 37.0% and 70 million fully diluted shares outstanding.
    For the fourth quarter of 2005, the Company expects EBITDA of approximately $115 million to $120 million and EPS of $0.61 to $0.66, excluding development expense and other non-recurring items. The guidance for the fourth quarter assumes approximately $7 million of construction disruption relating to the Santa Fe Station, Fiesta Henderson and Green Valley Ranch master-planned expansions. As a result, the Company now expects EBITDA for 2005 of approximately $458 million to $469 million, excluding development expense and non-recurring items and Adjusted Earnings applicable to common stock of approximately $2.47 to $2.58, assuming 69.5 million fully diluted shares. This guidance assumes revenue growth in the Major Las Vegas Operations (excluding Green Valley Ranch) for 2005 of 10% to 12% over the prior year, with an effective tax rate of 36.9%.
    In addition, the Company is updating its fiscal 2006 guidance. For fiscal 2006, the Company now expects EBITDA of approximately $545 million to $565 million and EPS of $2.70 to $2.89, assuming approximately $14 million of construction disruption relating to the Santa Fe Station, Fiesta Henderson and Green Valley Ranch master-planned expansions. This guidance assumes a "standard" 3% to 5% revenue growth at the existing properties, which reflects the expected population growth in Las Vegas. The Company intends to update same-store revenue guidance as it gets closer to 2006. This guidance also assumes the opening of Phase I of Red Rock Resort at the end of the first quarter of 2006, the completion of the Fiesta Henderson expansion in the third quarter of 2006, the completion of the Santa Fe Station expansion in phases beginning in the third quarter of 2006 through the fourth quarter of 2006 and the completion of the Green Valley Ranch expansion from the fourth quarter of 2006 through early 2007. This guidance further assumes an effective tax rate of 36.5% and 70 million diluted shares outstanding.

    Conference Call Information

    The Company will host a conference call today, Thursday, July 28, at 1:00 p.m. (Eastern Time) to discuss its second quarter 2005 financial results and provide guidance for the remainder of 2005 and 2006. Interested participants may access the call by dialing the conference operator at (866) 633-6299. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com (3). A replay of the call will be available from 4:00 p.m. (Eastern Time) on July 28, 2005, until 11:00 p.m. (Eastern Time) on August 4, 2005 at
(800) 642-1687. The reservation number is 7234477.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and its Registration Statement on Form S-4 File No. 333-113986. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com (3).
    Construction projects such as Red Rock Resort and the master-planned expansions of Santa Fe Station, Fiesta Henderson and Green Valley Ranch entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.
    Development of the proposed gaming and entertainment project with the Gun Lake Tribe and the operation of Class III gaming at that project are subject to certain governmental and regulatory approvals, including, but not limited to, the governor of the State of Michigan signing the Gun Lake Tribe's state gaming compact, the Department of the Interior completing the process of taking land into trust for the benefit of the Gun Lake Tribe and approval of the management agreement by the National Indian Gaming Commission. No assurances can be given as to when, or if, these governmental and regulatory approvals will be received.

    (1) EBITDA consists of net income (loss) plus income tax provision (benefit), interest and other expense, loss on early retirement of debt, preopening expenses, lease terminations, depreciation, amortization and development expense. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision (benefit), interest and other expense, loss on early retirement of debt, preopening expenses, lease terminations, depreciation, amortization and development expense, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.
    (2) Adjusted Earnings excludes development expense, preopening expenses, lease terminations, loss on early retirement of debt and loss on sale of land. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income (loss) and EPS is included in the financial schedules accompanying this release.
    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the second quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.


                         Station Casinos, Inc.
                 Condensed Consolidated Balance Sheets
                        (amounts in thousands)
                              (unaudited)


                                              June 30,    December 31,
                                                2005         2004
                                            ----------- -------------

Assets:
   Cash and cash equivalents                   $61,140       $68,417
   Receivables, net                             17,423        21,452
   Other current assets                         34,034        29,652
                                            ----------- -------------
      Total current assets                     112,597       119,521
   Property and equipment, net               1,595,778     1,367,957
   Other long-term assets                      601,081       558,106
                                            ----------- -------------
      Total assets                          $2,309,456    $2,045,584
                                            =========== =============


Liabilities and
 stockholders' equity:
   Current portion of long-term debt           $17,359       $16,917
   Other current liabilities                   170,301       159,099
                                            ----------- -------------
      Total current liabilities                187,660       176,016
   Revolving credit facility                         -        51,500
   Senior and senior subordinated notes      1,452,934     1,265,686
   Other debt                                    6,024         6,037
   Interest rate swaps, mark-to-market            (472)       (1,927)
   Other long-term liabilities                  88,077        59,351
                                            ----------- -------------
      Total liabilities                      1,734,223     1,556,663
   Stockholders' equity                        575,233       488,921
                                            ----------- -------------
      Total liabilities and stockholders'
       equity                               $2,309,456    $2,045,584
                                            =========== =============


                         Station Casinos, Inc.
            Condensed Consolidated Statements of Operations
             (amounts in thousands, except per share data)
                              (unaudited)


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Operating revenues:
   Casino                      $202,896  $176,474  $406,909  $351,968
   Food and beverage             36,715    34,664    73,552    69,033
   Room                          15,681    14,206    32,062    29,119
   Other                         12,867    10,270    24,050    20,329
   Management fees               23,626    21,209    46,902    42,179
                               --------- --------- --------- ---------
      Gross revenues            291,785   256,823   583,475   512,628
   Promotional allowances       (17,817)  (16,646)  (36,047)  (33,486)
                               --------- --------- --------- ---------
      Net revenues              273,968   240,177   547,428   479,142
                               --------- --------- --------- ---------

Operating costs and expenses:
   Casino                        70,698    67,308   141,426   133,848
   Food and beverage             25,982    25,077    51,224    48,857
   Room                           5,365     5,192    10,567    10,183
   Other                          4,388     4,324     8,318     8,213
   Selling, general and
    administrative               44,434    41,588    88,373    82,777
   Corporate expense             14,072    11,090    28,264    22,563
   Development expense            2,091     2,194     4,702     6,196
   Depreciation and
    amortization                 25,117    20,732    49,470    40,182
   Lease terminations             3,560         -    11,654         -
   Preopening expenses            1,186       344     1,803       344
                               --------- --------- --------- ---------
                                196,893   177,849   395,801   353,163
                               --------- --------- --------- ---------

Operating income                 77,075    62,328   151,627   125,979
   Earnings from joint
    ventures                      8,710     4,180    19,400    11,211
                               --------- --------- --------- ---------
Operating income and earnings
 from joint ventures             85,785    66,508   171,027   137,190
                               --------- --------- --------- ---------

Other income (expense):
   Interest expense, net        (18,884)  (17,456)  (37,850)  (39,905)
   Interest and other expense
    from joint ventures          (2,142)     (991)   (3,826)   (2,377)
   Loss on early retirement of
    debt                              -         -      (678)  (93,265)
   Other                           (301)   (2,733)     (214)   (2,812)
                               --------- --------- --------- ---------
                                (21,327)  (21,180)  (42,568) (138,359)
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                           64,458    45,328   128,459    (1,169)
   Income tax (provision)
    benefit                     (23,849)  (16,318)  (47,210)      421
                               --------- --------- --------- ---------
Net income (loss)               $40,609   $29,010   $81,249     $(748)
                               ========= ========= ========= =========

Basic and diluted earnings
 (loss) per common share:
   Net income (loss)
      Basic                       $0.60     $0.46     $1.20    $(0.01)
      Diluted                     $0.58     $0.43     $1.17    $(0.01)

Weighted average common shares
 outstanding
      Basic                      67,902    63,604    67,670    62,936
      Diluted                    69,469    66,742    69,223    62,936

Dividends paid per common
 share                           $0.210    $0.175    $0.420    $0.300


                         Station Casinos, Inc.
                        Summary Information and
             Reconciliation of Net Income (Loss) to EBITDA
      (amounts in thousands, except occupancy percentage and ADR)
                              (unaudited)


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Major Las Vegas Operations (a):
-------------------------------
Net revenues                   $238,736  $211,535  $478,098  $422,132

Net income                      $38,940   $27,758   $79,446   $55,987
   Income tax provision          21,877    15,267    45,666    31,493
   Interest and other
    expense, net                 13,935    12,789    27,020    27,186
   Depreciation and
    amortization                 23,422    19,512    46,235    37,971
   Preopening expenses               53         -       147         -
                               --------- --------- --------- ---------
EBITDA                          $98,227   $75,326  $198,514  $152,637
                               ========= ========= ========= =========
Green Valley Ranch Station
 (50% owned):
--------------------------
Net revenues                    $57,251   $43,992  $114,659   $83,883

Net income                      $11,315    $4,407   $27,055   $13,851
   Interest and other
    expense, net                  6,590     4,014    12,639     8,153
   Depreciation and
    amortization                  5,547     4,207    10,762     8,338
   Lease terminations             1,032     7,284     1,032     7,284
                               --------- --------- --------- ---------
EBITDA                          $24,484   $19,912   $51,488   $37,626
                               ========= ========= ========= =========

Same-Store Operations (b):
--------------------------
Net revenues                   $295,987  $255,527  $592,757  $506,015

Net income                      $50,255   $32,165  $106,501   $69,838
   Income tax provision          21,877    15,267    45,666    31,493
   Interest and other expense,
    net                          20,525    16,803    39,659    35,339
   Depreciation and
    amortization                 28,969    23,719    56,997    46,309
   Lease terminations             1,032     7,284     1,032     7,284
   Preopening expenses               53         -       147         -
                               --------- --------- --------- ---------
EBITDA                         $122,711   $95,238  $250,002  $190,263
                               ========= ========= ========= =========

Total Station Casinos, Inc. (c):
--------------------------------
Net income (loss)               $40,609   $29,010   $81,249     $(748)
   Income tax provision
    (benefit)                    23,849    16,318    47,210      (421)
   Interest and other expense,
    net                          21,327    21,180    41,890    45,094
   Depreciation and amortization 25,117    20,732    49,470    40,182
   Development expense            2,091     2,194     4,702     6,196
   Preopening expenses            1,186       344     1,803       344
   Lease terminations             4,076     3,642    12,170     3,642
   Loss on early retirement
    of debt                           -         -       678    93,265
                               --------- --------- --------- ---------
EBITDA                         $118,255   $93,420  $239,172  $187,554
                               ========= ========= ========= =========

Occupancy percentage                 97%       96%       97%       96%
ADR                                 $61       $58       $63       $58


(a) The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c) Total Station Casinos, Inc. includes the Major Las Vegas
    Operations, Wild Wild West, Wildfire, Magic Star (since August 2,
    2004), Gold Rush (since August 2, 2004), the Company's earnings from joint ventures, management fees and Corporate expense.


                         Station Casinos, Inc.
           Reconciliation of GAAP Net Income (Loss) and EPS
                     to Adjusted Earnings and EPS
             (amounts in thousands, except per share data)
                              (unaudited)


                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                             ------------------- ---------------------
                                2005      2004      2005        2004
                             --------- --------- --------- -----------

Adjusted Earnings
Net income (loss)               $40,609   $29,010   $81,249     $(748)
   Development expense, net       1,359     1,426     3,056     4,027
   Preopening expenses, net         771       224     1,172       224
   Lease terminations, net        2,649     2,367     7,910     2,367
   Loss on early retirement
    of debt, net                      -         -       441    60,622
   Loss on sale of land, net          -     1,782         -     1,782
                              --------- --------- --------- ----------
Adjusted Earnings               $45,388   $34,809   $93,828   $68,274
                              ========= ========= ========= ==========

Adjusted basic earnings
 (loss) per common share:
Net income (loss)                 $0.60     $0.46     $1.20    $(0.01)
   Development expense, net        0.02      0.02      0.04      0.06
   Preopening expenses, net        0.01         -      0.02         -
   Lease terminations, net         0.04      0.04      0.12      0.04
   Loss on early retirement
    of debt, net                      -         -      0.01      0.96
   Loss on sale of land, net          -      0.03         -      0.03
                              --------- --------- --------- ----------
Adjusted basic earnings per
 common share                     $0.67     $0.55     $1.39     $1.08
                              ========= ========= ========= ==========

Weighted average common
 shares outstanding - basic      67,902    63,604    67,670    62,936


Adjusted diluted earnings
 (loss) per common share:
Net income (loss)                 $0.58     $0.43     $1.17    $(0.01)
   Development expense, net        0.02      0.02      0.04      0.06
   Preopening expenses, net        0.01         -      0.02         -
   Lease terminations, net         0.04      0.04      0.12      0.04
   Loss on early retirement
    of debt, net                      -         -      0.01      0.92
   Loss on sale of land, net          -      0.03         -      0.03
                              --------- --------- --------- ----------
Adjusted diluted earnings
 per common share                 $0.65     $0.52     $1.36     $1.04
                              ========= ========= ========= ==========

Weighted average common
 shares outstanding - diluted    69,469    66,742    69,223    65,940

    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Vice President of Finance/Controller
             Lori B. Nelson, 800-544-2411 or 702-367-2427
             Director of Corporate Communications